Exhibit 99.2

AEGION CORPORATION

February 27, 2020

9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s fourth quarter and full year 2019 earnings conference call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Senior Vice President, Strategy and Communications. Katie, you may proceed.

Katie Cason:

Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. You can find a copy of our press release and our Safe Harbor Statement on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you, Katie and good morning to everyone joining us on the call today.

I’ll provide a brief review of our 2019 performance highlights, discuss the current market drivers and growth areas for our core businesses, and lay out our key focus areas for 2020.

First, I want to spend a moment discussing safety – our number one and most important value at Aegion. As proof that zero incidents are possible, our Underground Solutions business finished 2019 without a single safety incident, marking the first time in several years that an entire business unit completed the year without any injuries or automotive accidents. Across the rest of the business, 21 of our offices worked incident-free, and 61 completed the year without an OSHA recordable. Despite a strong record overall, our total recordable incident rate and lost time incident rate ticked up slightly due to challenges in isolated pockets of the business. These results serve as an important reminder that safety is a continuous journey with no endpoint, and we are focused on further improving our performance in 2020.

Shifting to our financial results for the year, 2019 was a turning point for Aegion. We delivered on the adjusted earnings targets we laid out as the start of the year, a first for the company following several years that have been marked by earnings volatility as a result of a combination of challenging businesses and challenging markets. Our success was the result of a strong operational discipline and consistent execution on hundreds of projects across our core service lines and, notably, did not include the benefit of a significant large project which has provided cushion to our earnings in the past. Our results also reaffirmed the effectiveness of the multi-year restructuring and simplification efforts we’ve taken to streamline and focus the organization.

I’d like to touch on three highlights that drove our strong performance in 2019 and position us well for continued success in 2020.

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First, we improved adjusted gross margins in our North American Insituform business by 300 basis points to drive Infrastructure Solutions segment margins to the highest level in four years. The Insituform business is the flagship brand for Aegion and represents the lion’s share of our earnings. Operational excellence in this business is paramount for our success and our teams delivered in 2019. Crew productivity increased significantly, and we added several new technology offerings to our product portfolio to bolster our position as the global leader in trenchless CIPP water and wastewater rehabilitation solutions.

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Second, United Pipeline Systems, our industrial linings business, was a standout performer in our Corrosion Protection segment by doubling its earnings contributions compared to the prior year. In the Middle East, we expanded our presence in Saudi Arabia and commissioned a new Rotolining facility with our USTS joint venture partner to offer a more comprehensive linings solution. In the U.S., results were also up sharply, and we successfully completed a rehabilitation project with a large midstream operator, which we hope will lead to additional opportunities for maintenance of existing infrastructure.

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And third, our Energy Services segment delivered its third consecutive year of double-digit adjusted earnings growth with demand for our core maintenance services reaching record highs. We also made early headway in our efforts to expand into the Rocky Mountain region, by successfully winning a three-year maintenance award with a major refinery in Salt Lake City.

Though not a highlight for the year, I want to provide an update on our Corrpro business performance. Over the course of 2019, we realigned the organizational structure to drive greater accountability and ownership, reduced overhead costs, streamlined key processes and improved P&L reporting and analytics. These changes delivered positive results but results still fell short of expectations.

In the fourth quarter, we initiated plans to further downsize U.S. operations, including the closure of three branches and the exit of capital-intensive drilling at another four additional branches to address unprofitable portions of the business challenged by a high cost structure and persistently low utilization levels. These actions included a reduction of approximately 70% (sic) [20%] of Corrpro’s U.S. workforce and an exit of activities that contributed approximately 20% to Corrpro U.S.’s 2019 revenues.

These changes allow us to refocus on leveraging the core strengths which Corrpro was founded on more than 35 years ago, including being a leading provider of excellent engineering, technical services and material sales to our customers. Despite the reduction in revenues, we believe these actions will result in a considerable improvement in profitability and are expected to be a leading driver of our earnings growth in 2020.

In addition to those key business performance updates, I also want to highlight our continued investment in innovation in 2019. Our R&D spending increased nearly 15% over the prior year and we advanced development efforts on several key initiatives:

Within the Infrastructure Solutions segment, we focused on: 1) the expansion of our UV product line to include a UV-cured felt liner, which offers a 20 to 30% discount to a traditional UV-glass product; 2) improving the quality of our standard CIPP liner for use in pressure pipe applications; and 3) finalizing the development of the state-of-the-art robots that will be used to install a leak-free seal on lateral connections in potable water pipe rehabilitation projects.

Within the Corrosion Protection segment, efforts focused on our digital data collection and analysis took to provide critical real-time monitoring and assessment of external corrosion threats to help guide decision making for pipeline operators as part of their asset integrity management programs. We commercialized an advanced data collection unit for use in the field, that interfaces with our Asset Integrity Management database to significantly reduce the time required to provide survey results to our customers as well as increase the accuracy of the collected data.

These investments demonstrate our commitment to provide value to our customers through differentiated technologies.

I’ll now walk through a review of our market outlook, backlog position and growth drivers for the business as we shift our focus to 2020.

Aegion serves primarily aging infrastructure markets, where the demand for maintenance and rehabilitation greatly exceeds available funding and resources, providing a long-term growth trajectory in each of our core markets.

Today, approximately 85% of our revenues are from the maintenance and rehabilitation of existing infrastructure, which lessens our dependence on new construction activity and reduces our risk in cyclical markets. We also see a growing global awareness of health, safety and environmental issues, which further reinforces the need for the environmentally sustainable solutions that we are well positioned to provide.

We ended 2019 with total contract backlog of nearly $660 million. When excluding the impact of exited or to be exited businesses where order intake was impacted due to restructuring actions, backlog in our remaining businesses increased 3% and supports our outlook for revenue growth in 2020.

Our market outlook for the Infrastructure Solutions segment is very strong. A recent Bluefield research forecast estimates that in the U.S. alone, more than $230 billion of capital expenditures are forecasted over the next decade to address water and wastewater pipeline infrastructure, where the national average age of water and wastewater pipelines has climbed to over 45 years. It’s estimated that water loss at U.S. utilities averages 15% annually with some municipalities losing more than half of all the water pumped and treated for distribution to customers.

We are well positioned to serve this growing demand both domestically and abroad. Our extensive portfolio of trenchless solutions now includes 13 lining technologies for use in our contracting businesses or for distribution through third-party product sales. Despite our decision to exit installation activities internationally, we remain focused on expanding our global product sales to allow us to continue to leverage our strong manufacturing presence with a lower risk and higher margin operating model. Our Fyfe and Underground Solutions products, while more niche, are also a strong complement to serving the water markets as well as offering broader structural strengthening solutions in other market applications.

Our Infrastructure Solutions contract backlog at December 31, 2019, excluding the impact of exited or to be exited businesses, was in line with last year’s levels, driven by an increase in the North America Insituform business that was offset by softness in the Asia-Pacific Fyfe business due to regional economic and geopolitical challenges. Excluding the impact of exited businesses, our revenue growth in the segment in 2020 is expected to be driven by new product offerings in the Insituform business and higher Underground Solutions volumes.

Shifting to our Corrosion Protection segment, we believe oil & gas fundamentals are supportive for growth in the markets we are targeting, which primarily include maintenance of existing infrastructure in the midstream oil & gas market in North America and more upstream-focused demand in the Middle East.

U.S. oil & gas production set records in 2019, with output in key energy basins, including the Permian, Appalachia and The Bakken reaching new highs in the fourth quarter. The International Energy Agency projects the country will continue to dominate global growth in oil and natural gas through 2025. As supply has grown, so has the U.S. export market and the EIA forecasts the U.S. will become a net energy exporter by 2022.

For midstream operators, this strength in production and demand continues to create new opportunities to expand existing networks, build greenfield pipelines and ensure existing infrastructure is operating as safely and efficiently as possible. Aegion is well positioned to serve this demand with our broad suite of corrosion protection offerings. Additionally, approximately three in four of Corrpro’s North America customers are regulated pipeline operators and the business further stands to benefit by using our digital data collection and analysis tool to help our customers comply with new midstream and upstream pipeline regulations.

The outlook in the Middle East remains promising as well. There are currently more than $200 billion worth of oil, gas and petrochemicals projects under execution in the Middle East, with another $200 billion-plus of projects under consideration for the future. Strong product acceptance for our industrial linings and coatings applications, along with our solid track record over the past decade, positions us well to capture growth opportunities arising from this multi-year development pipeline.

Our contract backlog at year end, excluding the impact of exited or to be exited businesses, increased 7% to $125 million. Growth was driven by an increase in awards for United Pipeline Systems in the U.S. and Middle East. In our coatings business, the large South America project we announced last year, valued at $7 to $10 million, was delayed and now is expected to begin in February and be substantially completed in 2020. Additionally, we are finalizing terms on a new offshore coating project in the Middle East estimated at $7 million and expect to have a signed contract within the next week. We are pursuing several other Middle East coatings projects in a similar value range to take place over the next 6 to 24 months.

The markets for our Energy Services segment remain stable as well, where we are the lead outsourced provider of maintenance services in refineries in California and Washington state. The average age of West Coast refineries is greater than 80 years old with current capacity operating consistently at utilization rates above 90%, contributing to strong demand for maintenance, turnaround and construction services to keep plants operating safely and efficiently. Additionally, high regulatory standards and environmental mandates drive strict compliance criteria and investment for refinery maintenance, which in turn supports recurring revenue streams. Our union operation has differentiated itself by successfully navigating California’s strict labor market regulations, which we believe has increased stickiness with our blue-chip customer base.

Contract backlog at year end grew 5% from the prior year, driven by increases in maintenance and turnaround services. This backlog increase doesn’t include the recent Salt Lake City award, which was signed in early January. Demand for turnaround activities has picked up in recent months, as predicted, and we expect to see higher volumes in 2020 compared to 2019. Additionally, we’ve had success in expanding our specialty service offerings, including a contract signed early this year to exclusively provide safety services at two additional California refineries.

As I look forward to the year ahead, I believe we are at an inflection point in our business. We’ve substantially completed a process that began five years ago to position our operations in markets with favorable scale and earnings profiles. We also simplified our overhead structure to align with our more focused organization.

As a result of these efforts, we shrank the top line in certain underperforming or divested portions of our business. However, moving into 2020, we are transitioning into a new phase of growth for the organization, focused on profitable expansion in our core markets. We are differentiated from our competitors in several ways:

●	Our strong focus on technology & innovation, evidenced by R&D investments that have doubled historical levels in recent years.

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Our unmatched market coverage, which enables us to serve customers in all 50 states, in more than 90 countries and on 6 continents globally. As we deploy new technologies, we are well-positioned to leverage our channels to market for fast product acceptance.

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Our global manufacturing capabilities, which allow us to enjoy stronger margins than traditional installation-only contractors and provides tremendous market intelligence as we look for new ways to meet the ever-changing needs of our customers.

●	And lastly, our track record of strong free cash flows, which enable us to continue to invest for growth, while also returning cash to stockholders

We are well positioned with market tailwinds and growth opportunities in each of our three segments, and we are targeting significant earnings growth in 2020. Keys to achieving our targets in the coming year include:

1.

Maintaining market share in the North America gravity sewer rehabilitation market while commercializing our new Insituform® technology offerings and expanding our presence in the pressure pipe water market. We celebrate the development of new offerings but recognize it is a long road with a highly fragmented customer base to gain broad market acceptance. This will require a tremendous amount of market education and a solutions-selling approach versus a more traditional product sale approach to which the business is accustomed.

2.

Executing on the many international project opportunities for our United Pipeline Systems and Coating Services businesses. Many of these projects are driven by new construction and, while we feel very confident in our ability to win and successfully execute the work, we are unable to control the ultimate timing of the work. We believe we’ve appropriately adjusted for the risk of delays in our guidance for the year, but we could see upside if project timing materializes faster than we expect.

3.

Driving significant profitability improvement in our Corrpro business. It is very early in the year to gauge the success of our expanded restructuring actions, though January results were encouraging with increased gross margins and reduced overhead spending that drove a nearly 40% improvement in earnings compared to last year. The first quarter is typically very weak for this business and it will be critical to minimize losses as we start out the year.

4.

Advancing our expansion efforts in the Energy Service business into new geographies. We’ve secured exciting new business and must transition this work seamlessly to our teams and then leverage our strong performance to further expand our specialty service offerings.

5.

And lastly, finding opportunities to scale our smaller, more niche businesses, including our Underground Solutions and Fyfe businesses in North America and Asia. These businesses are very strong in technical differentiation, but we need to grow our revenue base to improve operating leverage and profitability.

We must also continue to remain focused on the strong cost control we’ve achieved over the last twelve months, even as we transition the organization into a more growth mindset. I’m excited about the year ahead and focusing our efforts on sustained and profitable growth to drive long-term value creation for our employees, customers and stockholders. With that overview, I’ll turn the call over to David to provide additional details regarding our performance and financial targets. David?

David Morris:	Thank you Chuck, and good morning to everyone on the call. I’ll walk through a more detailed review of our full year 2019 results and also discuss our financial guidance for 2020.

Starting with our consolidated results for the year, Aegion delivered total revenues of $1.2 billion, a decline of 9% from the prior year. Within 2019 results, revenue from exited or to be exited operations totaled approximately $70 million. Excluding the impact from these business exits, revenues on a same-store basis declined 5%, primarily due to the expected reduction in large coating project contributions from Corrosion Protection. The top-line decline drove a $19 million decline in adjusted gross profit. However, we were able to deliver adjusted operating income largely in line with the prior year by offsetting substantially all of the gross profit decline with an $18 million, or 9%, reduction in adjusted operating expenses through our restructuring actions and cost containment efforts. Our improved project execution and overhead cost controls led to a 40-basis point increase in both adjusted gross margins and adjusted operating margins.

Below adjusted operating income, we benefited from reduced interest expense on lower debt levels and higher interest income related to the note receivable as part of the Bayou sale in 2018. Other income and expense was unfavorable for the year compared to 2018, primarily due to a pension settlement that benefited the fourth quarter of 2018.

Our adjusted effective tax rate was 21.5% percent, which came in lower than our guidance and the prior year due to the benefit of a reversal of uncertain tax positions as well as a shift in earnings mix toward lower-rate jurisdictions during 2019. Income attributable to non-controlling interests increased $1 million from the prior year, primarily due to higher results from our industrial linings joint venture in the Middle East. All in, these factors led to adjusted earnings per share of $1.21 in 2019, a modest increase over 2018’s results and in line with our 2019 guidance.

We reported a GAAP loss per share of $0.67 for the year. The adjustments between our GAAP and adjusted non-GAAP results consisted of $32 million of pre-tax restructuring charges, primarily related to wind-down expenses and fixed asset disposals, the release of currency translation adjustments and losses on the disposal of certain restructured operations and employee severance and early lease and contract termination costs.

We also recorded $27 million of pre-tax acquisition and divestiture-related expenses, primarily related to the impairment of held for sale assets in connection with the exit of multiple international businesses as part of our restructuring program.

You also will recall, in the first quarter of 2019, we recorded a pre-tax warranty reserve of $4 million related to a wastewater rehabilitation project in our North America CIPP business that was completed in 2017. I am pleased to report that we have successfully completed the warranty repair work associated with this project.

Of the nearly $64 million in pre-tax adjustments excluded from GAAP results in 2019, approximately $27 million, or just over 40%, were for charges settled or expected to be settled in cash, $8 million in cash charges were recorded in the fourth quarter, with approximately $3 million of such amount related to the expanded Corrpro U.S. restructuring actions Chuck mentioned earlier.

I’d like to make one minor correction to one of Chuck’s comments. Chuck noted that our workforce reduction in North America was approximately 70% of the Corrpro U.S. workforce, that number was 20%, not 70%.

Though these expanded Corrpro actions were not anticipated in our previous restructuring guidance, though these expanded Corrpro actions were not anticipated in our previous restructuring guidance, we believe they were necessary to right-size the U.S. business and will yield significant profitability improvements for Aegion going forward.

I’ll now walk through a review of 2019 results and our 2020 guidance outlook within each of our three segments.

Infrastructure Solutions delivered revenues of $591 million in 2019, representing nearly half of Aegion’s total revenues. When excluding exited or to be exited businesses, revenues were on par with the prior year. Revenues in the Insituform business grew for the year, excluding the exit of our international contracting operations, bolstered by a 25% increase in global third-party product sales. Offsetting this increase, volumes declined in our Underground Solutions business due to sales force turnover, which can have an oversized impact due to the high degree of technical knowledge needed to get our patented Fusible PVC® pipe product specified into new projects. We were able to get back to full staffing levels by the end of the year and expect to see a recovery in volumes in 2020.

Despite the muted top-line performance, we delivered double-digit growth in adjusted gross profits and achieved adjusted gross margins of 25% due to significant productivity gains in the Insituform North America business and the exit of underperforming international contracting markets. We reduced adjusted operating costs by 4%, despite higher investments in R&D to support new technology developments, which helped drive a $19 million, or 35%, increase in adjusted operating income. All in, our adjusted operating margins increased by 340 basis points to more than 12%.

For 2020, we expect Infrastructure Solutions’ revenues to be on par with 2019 results, which included nearly $60 million in revenues attributed to exited or to be exited businesses. Excluding the impact of the exited businesses, revenues are projected to grow in the high single digit range, driven by new product offerings from the Insituform business and higher Underground Solutions’ volumes. Adjusted operating margins are projected to remain on par with the strong results we saw in 2019.

Shifting to Corrosion Protection, we experienced an expected decline across all key metrics, driven primarily by the loss of high-margin contributions from the large Middle East coating projects that benefited 2018. We also saw a decline in our Corrpro business as a result of market weakness in Canada and performance challenges in the U.S. Chuck highlighted the strong performance from the United Pipeline Systems business, which helped to offset the weaker results.

For 2020, revenues within Corrosion Protection are expected to increase 2% to 4% from the prior year. Excluding the impact of exited or to be exited businesses, revenues are expected to increase 7% to 9%, which includes the impact of the Corrpro U.S. downsizing. Adjusted operating margins are expected to increase 200 to 300 basis points, driven by better operational performance at Corrpro, stronger international coating project contributions, and improved operating leverage. The expected improvement in Corrosion Protection earnings is a critical driver for our earnings growth in 2020. As Chuck mentioned, we believe we have risk adjusted our projections for the potential of large project timing variability from our United and Coating Services businesses. Significant swings in scheduling represent both upside and downside to our projections, and we will keep you updated as we progress throughout the year.

Our Energy Services segment achieved revenues of $328 million in 2019. Demand for our core maintenance services, which accounted for more than 70% of total segment revenues, increased 12% to record levels. Offsetting this growth, construction activities declined as part of a more selective bidding strategy we implemented during the year for smaller capital project opportunities. Additionally, turnaround activities, as expected, declined following an acceleration into 2018 of work performed ahead of refinery labor transitions in late 2018.

We increased adjusted gross margins by 20 basis points and grew adjusted operating margins by 60 basis points, due to a strong and continuing focus on streamlining the overhead structure needed to support the business.

We expect Energy Services to grow revenues in the low-to mid-single digit range in 2020, driven primarily by expected increased demand for construction and turnaround services. Adjusted operating margins are expected to remain on par with 2019 results.

That wraps the review of our operating segment results.

Adjusted corporate spend for 2019 declined 11% to $25 million, inclusive of an additional $1.4 million of corporate incentive compensation expense in 2019. The reduction in corporate spend was primarily driven by a simplification of our corporate overhead structure as part of our overall restructuring actions to reduce complexity in the business. In 2020, we expect a modest increase in this spending, in line with general market inflation, and we continue to target a level of corporate spend as a percentage of total revenues in the 2% to 2.5% range.

For consolidated Aegion, we expect a 1% to 3% increase in revenues in 2020. Excluding exited or to be exited businesses, we are targeting an increase of 6% to 8% overall, with increases expected from each of our business units except Corrpro, where, as previously discussed, we are exiting unprofitable or low return U.S. branches and activities. We are targeting 25 to 75 basis point improvements in both gross margins and adjusted operating margins, driven primarily by expected improvements from our Corrosion Protection segment, continued strong performance from our Infrastructure Solutions and Energy Services segments, and a continued focus on cost controls.

Net interest expense is expected to be $12 to $13 million in 2020, due to lower expected debt levels. We expect our adjusted effective tax rate to be in the 23% to 24% range. All in, we are targeting adjusted earnings per share of $1.30 to $1.50.

Looking at the phasing of results in 2020, we expect the first quarter to be the weakest of the year and slightly below the adjusted results achieved in the first quarter of 2019. Our first quarter results are always impacted by seasonality due to weather challenges for our Insituform and Corrpro crews and a general slowdown in work releases to start the year. Aegion’s Q1’19 results also were benefited from a strong contribution from the large offshore project that was completed during the quarter.

Our Infrastructure Solutions’ revenues are expected to be down in Q1 due to the exit of international contracting activities. Revenue growth for the segment will be weighted later in the year due to expectations for a phased market acceptance for our new technology offerings.

Corrosion Protection revenues in Q1 are projected to improve over the prior year, driven by higher volumes in our United business. Though we are targeting strong earnings improvement in the Corrpro business, we expect we may still incur segment losses in the first quarter due to seasonal weakness. However, we expect significantly higher results in the remainder of the year to achieve our full year targets.

Energy Services’ revenues in Q1 are expected to be higher than the prior year, driven by increased demand for turnaround activities. Our Q1 margins in the segment are generally the weakest due to a higher employer payroll tax burden that generally maxes out in the early part of the year.

We expect restructuring activity in 2020 to be limited to a few remaining items:

●	First, we are in negotiations to sell our contracting business in Northern Ireland, which transaction we expect to complete by the end of the second quarter.

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Second, we need to finalize the Corrpro restructuring activities initiated during the fourth quarter of 2019. The remaining activities are primarily related to facility closures and relocations and equipment disposals.

●	Third, we expect immaterial wind-down activities from our cathodic protection businesses in the Middle East related to a small number of projects remaining in backlog.

●	And finally, fourth, we are wrapping up final dissolution activities for the impacted United businesses in South America and South Africa.

We expect all remaining activities to be completed by the end of the second quarter. Future cash charges are estimated to be between $2 to $4 million and we may incur additional non-cash charges associated with final currency translation adjustments as well as net losses as part of the sale or closure of international entities.

Before closing, I want to touch on our cash flows for the year. We generated full year operating cash flows of $79 million, nearly doubling the prior year’s results. We significantly improved working capital balances, driven by strong accounts receivable collections in our Energy Services and Corrosion Protection segments and as a result of our exit of certain international markets. Our capital allocation was balanced for the year and consisted of $29 million of continued investment in our businesses via capital expenditures, $35 million of debt paydown, and $30 million of share repurchases.

Our cash used for restructuring activities was $14 million in 2019 and has been in the $10 to $15 million range for the last several years. We look forward to redirecting these cash flows in the future towards activities that will generate improved returns for Aegion’s stockholders.

We ended 2019 with $66 million in cash. Despite the reduction in our cash balance from the prior year, we had success during 2019 in liberating international cash balances as part of the closure of foreign entities. As a result, as of year-end, approximately 61% of Aegion’s global cash was in the United States as compared to approximately 40% at the end of 2018 and 2017. We feel good about this level of cash to support the working capital needs of the business and we also have ample access to liquidity with our credit facility.

For the coming year, we expect capital expenditures in the $20 to $25 million range, and we have approval to buy back up to $40 million of Aegion common stock in open market share repurchase transactions, though ultimate buyback levels will depend on the share prices.

That wraps a review of our results and outlook for 2020. I want to reiterate Chuck’s comments of how pleased we are with our 2019 results and commend each Aegion employee for a job well done. We look forward to leveraging the positive momentum from 2019 to deliver strong top- and bottom-line growth in 2020.

With that, Operator, at this time, we would be pleased to take questions.

Operator:	(Operator Instructions) And our first question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:

So, I appreciate all the detail that you give across the business, and I know that your guidance for 2020 is pretty standard at $0.20, but maybe if you could just boil it down. I’d love to hear maybe the three or four factors that would be kind of puts and takes to that range.

Chuck Gordon:

Sure. So, I think if we think about the upside to the range, Eric, there is an opportunity for some of the projects in the Middle East that we’re tracking to actually impact results in Q4 probably. We have not included those in our estimate and that would provide upside that would bring us towards the top.

I think as you look at the downside for the business, we need Corrpro to produce what we said and then we also have a fair amount of growth baked into new products, which we feel very good about. But there’s always some market risk as we go through the commercialization phase for those products. So that gives you some ideas. David, do you want to add anything to that?

David Morris:	No, I think that covered it well.

Eric Stine:

Got it. And then you just mentioned some turnover at Underground Solutions. I mean, maybe just a little bit of color there. I mean, it sounds like you are being pretty conservative around the new product impact. Any you mentioned that there is a little bit of a dislocation just because of the engineering side of it, but more color on that and how you’re thinking about that going forward would be helpful.

Chuck Gordon:

Sure. So, I think what we talked about – I want to back up for a minute, Eric. What we talked about was about $60 million worth of growth in IS and of that $60 million, think in terms of what we’re going to see in the core business, just from market growth and what we’ll see in terms of new products, and then what we think we’ll see from Fyfe and Underground Solutions as they continue to gain momentum on the sales side. I think all three of those categories are about even, not quite, but about even in terms of what we’re targeting for growth.

On the Underground Solutions die, we had a pretty experienced sales force when we started, or when we bought the business, we lost some of that experience due to retirement and several other factors. Last year was a year, I think, where we brought on a lot of newer sales engineers. We’re very pleased with the caliber that we were able to hire and, I think as we go forward into this year, that group is up to speed now and we expect to have another solid year from Underground Solutions.

Eric Stine:

Okay, that’s helpful. Maybe last one for me. Great to hear that the restructuring is kind of nearing an end after, I guess, it’s been five years. But just curious about Canada. I mean, I know that’s a market that is very up and down and just wondering is that a market that you have ever thought about, as a candidate, that you’d get out of or is that one where you’ve got the cost structure to a spot where it’s right to have it in place, you can flex up and down when needed, but not necessarily a candidate to get rid of?

Chuck Gordon:

Great question. Canada is really two stories for us. Our Infrastructure Solutions business does very well up there. It’s a nice market for us, very strong market for us. On the oil, I think, what you’re probably alluding to is the oil and gas side that has been more challenging, and we’ve taken steps, really progressively over the last couple of years, trying to address that weakness. I think both our linings business and with our cathodic protection business, we’ve significantly reduced our fixed cost base to try to adjust to the market weakness, but there is no question as to challenging market and we continue to look at that on the oil and gas side.

Operator:	(Operator Instructions) And our next question coming from the line of Tate Sullivan with Maxim Group.

Tate Sullivan:

Thanks for that context on Underground Solutions. And going over some of your comments on Infrastructure Solutions, was that lower revenue in 1Q ’20 from the prior quarter or prior year? Excuse me, I missed that.

David Morris:	That was for the prior year, Tate. Ultimately, it’s really due to the exit of the various international markets.

Tate Sullivan:	And on the CapEx comment, is that a run rate of CapEx going forward after you do restructuring or is that a temporary low? It seems lower than your previous ranges too.

David Morris:

Yes, it’s down for a couple of reasons. One, we’ve had some investment in both IT resources over the last couple of years that we don’t see continuing on a go forward basis, but also the exit of the international contracting operations and the CapEx associated with those businesses. So, on a go forward basis, I would expect our CapEx would remain in the $20 million to $25 million range.

Chuck Gordon:	I would also add to that the Bayou business was fairly capital intensive and required some maintenance capital that, obviously, went away when we sold the business.

Tate H. Sullivan:	Okay.

Operator:	And our next question comes from Noelle Diltz with Stifel.

Noelle Diltz:

So, my first question, I just wanted to touch a little bit more on the Corrpro restructuring and the exit out of the drilling business. I mean, is that something that you are going to subcontract, because I’m curious why you’ve retained it up until now. Was there a strategic reason and how you’re addressing that moving forward?

Chuck Gordon:

So, there will be cases where we'll end up subcontracting that business. We will continue to provide drilling services, particularly in the Gulf region, that scenario where we've had pretty good success. Our challenge is, as we moved around different parts of the country, we didn't always understand some of the below surface issues as well as local contractors and we came to conclusion we are better off subbing that part of the business out.

There will be other cases, I think, were the customer just may decide to take drilling on themselves and we continue to see a very nice opportunity in construction with doing the connections of the anodes to the pipelines. There is little bit more value added in that portion of the service and we'll continue to do that across the country. But the drilling piece was very difficult for us to manage. It was capital intensive and we were having trouble with utilization rates pretty much as soon as we left the Gulf Coast area. So, we’ll continue in that business there, but exited in other parts of the U.S. Did that answer your questions?

Noelle Diltz:

It did, that you. And then just shifting over to North American CIPP, could you give us, and I’m sorry if you’ve mentioned this, I did hop on late, but could you give us a sense of some of the trends in the market that you’re seeing in terms of diameter of projects that are out there, competition and just generally how municipalities are thinking about investing in, I’d be curious about both, pressure pipes and gravity pipe infrastructure.

Chuck Gordon:

Okay. I guess, a couple of comments on that. Traditionally, the small diameter work has been about 80% of the market. Remember, small diameter for us is 12-inch and less and that's been about 80% of the market, and then the other 20% is medium and large diameter. I don't think that has changed dramatically. Occasionally, there is a big project that pushes it one way or another. But I think that ratio reflects actually probably the infrastructure. And so, we don't see that changing dramatically.

There’s no question that on the gravity sewer business we have to continue to improve our productivity to stay competitive, the construction side to that is very competitive. And what we're seeing, though, on the pressure side and also probably on some of the medium and large diameter is that, there are good market opportunities for alternative types of tube.

On the pressure pipe side, we've developed three or four different offers that, depending on the situations, make a lot of sense for the customers. The pressure pipe in terms of CIPP is still largely undeveloped. I think when you -- as you hear about pressure pipe jobs in the current market. What you're hearing about is mostly force main sewer pipes and not actually potable waters pipes.

In the U.S., the CIPP market is very much in their early stage. In Canada, particularly in Toronto and in Montreal, because of the depths of the line, there's been a lot more pressure pipe work done. But we feel really good about 2019 in terms that we do have a very good solution set now for the pressure pipe market. I think we got our pressure pipe material right. We have the right pressure ratings on the pipe. We’re really excited about that.

We’re in the process of field testing our 8-inch robots. We’re still doing some tweaking to be able to reinstate laterals with the success rate we need to have, but, overall, we continue to see the pressure pipe market as a very exciting opportunity and feel very good that in 2019 we have the materials and construction right for the tube.

So, I guess, I was going to summarize that, I think the felt CIPP market continues to be very competitive on the construction side. I’m pleased that we are very competitive, and we had nice margins in 2019, but it continues to be very competitive.

On the pressure pipe side and on some of the larger diameter work, there’s opportunities for new technologies that are probably more cost effective than felt and we’re excited to have tools to address those opportunities. And that’s probably the way I would summarize the market.

Noelle Diltz:

And then, I guess, the last question would be that, as you now have kind of approached that end of your restructuring, shift back to maybe playing offense a bit more, how are you thinking about where you might want to go with M&A as you kind of move back in that direction? How are you thinking about that opportunity on the M&A front?

Chuck Gordon:

We would love to do some M&A. I think what we’re focused on right now are tuck-in acquisitions to support the Infrastructure Solutions business in particular. I think we’ve got a strong business model at Insituform. If technology or geographic expansion opportunities, we’d tuck in well into that business. I think we could leverage those and generate good value.

I think on the CP side we continue to look for new technology that would complement Corrpro or United Pipeline Systems. But what we see as we go forward here, is looking at acquisitions that are tuck-ins to the existing business and staying very focused on the markets that we’re operating in and those acquisitions would be primarily North America focused.

Operator:	At this time, I’m showing no further questions. I’d like to turn the call back over to Chuck for any closing remarks.

Chuck Gordon:

Thank you, Operator. Our growth this year will depend on our ability to protect our market-leading positions and margins while growing share through innovation and new product offerings as well as driving scale and improved operating leverage in our smaller, niche technical offerings. We have a streamlined footprint, market tailwinds and exceptional talent and commitment from our global workforce of more than 5,000 employees. I’m excited for the year ahead and look forward to updating you on our progress in the coming months.

Operator:	Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.